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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: SEPTEMBER 16, 2008

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Atwood Oceanics, Inc. announced today that the ATWOOD FALCON has been awarded a two-year contract from an operator in the South China Sea. This drilling program will commence immediately after the completion of its current drilling program which is expected to be August 2009. This contract provides for an operating dayrate of $425,000 subject to adjustment for cost escalations.

The ATWOOD SOUTHERN CROSS is currently being mobilized to West Africa. The operator has now completed its contract approval process. The rig should arrive in West Africa at the end of September 2008 and will immediately commence its 60 to 90 days drilling program at an operating dayrate of $352,000. Additional contract opportunities following the completion of this one-well program are currently being pursued.

The RICHMOND (the Company’s only rig in the Gulf of Mexico) continues to prove its durability during hurricane season. The rig was in the path of Hurricane Ike; however, remained on location with no damage reported. Personnel are back on the rig and are preparing to recommence drilling operations, with no zero rate downtime.

ITEM 9.01      EXHIBITS

EXHIBIT 99.1 Press Release dated September 16, 2008

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

EXHIBIT INDEX

EXHIBIT NO.                         DESCRIPTION

99.1	Press Release dated September 16, 2008

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             ATWOOD OCEANICS, INC.
                                             (Registrant)

                                              /s/ James M. Holland
                                             James M. Holland
                                             Senior Vice President

                                             DATE: September 16, 2008